Exhibit 99.1
For further information, contact:

Danial J. Tierney, Executive Vice President
Office:	(503) 943-2679
Fax:	(503) 251-5473 / E-mail: dantierney@trm.com
TRM Announces Sale of UK Photocopier Business
Portland, Oregon: May 19, 2006 — TRM Corporation (NASDAQ: TRMM) announced today that it has entered into a definitive agreement for the stock sale of TRM Copy Centres (UK) Limited, TRM’s wholly owned UK photocopier subsidiary, to Digital 4 Convenience PLC, a UK-based operator of retail photocopiers. The purchase price is based on the net sales average for the period November 2005 through April 2006. Based on preliminary April net sales, the estimated purchase price is 2.6 million pounds Sterling (US $4.9 million). The definitive sale agreement is subject to certain pre-closing conditions, including the transfer of certain assets not relating to the UK photocopier business, the confirmation of aggregate copier meter readings up to the closing date and formal notification to TRM UK staff. Closing is expected to occur within the coming 2 weeks.
TRM Copy Centres (UK) Limited includes approximately 2,500 photocopier units and represents approximately 10% of the TRM photocopier units in stores worldwide. The UK Copier business generated approximately $4.2 million of net sales in fiscal 2005.
“The sale of the UK photocopier business is part of our overall focus on improving shareholder value,” says Jeff Brotman, TRM President and Chief Executive Officer. “It will allow our UK operations to focus solely on growing the existing ATM business and related services.”
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and photocopier customer base consists of over 31,200 retailers throughout the United States and over 41,700 units worldwide, including 6,100 units across the United Kingdom and over 4,300 units in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 18,300 locations deployed throughout the United States, Canada, Great Britain, Northern Ireland and Germany. For 25 years TRM’s outstanding reputation for service, combined with their track record for assuring high uptime levels have been the hallmarks of their success.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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